Exhibit 3.2

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

The undersigned, being of legal age, in order to form a corporation under and pursuant to the laws of the State of Delaware, do hereby set forth as follows:

FIRST

The name of the Corporation is GRT Acquisition, Inc.

SECOND

The address of the registered office of the Corporation in the State of Delaware is One Commerce Center – 1201 Orange St. #600 in the City of Wilmington, Delaware 19899, in the County of New Castle. The name of its registered agent at such address is InCorp Services, Inc.

THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

FOURTH

The amount of the total stock of this Corporation is authorized to issue is 1,000 Common Shares with a par value of $0.0001 per share.

FIFTH

The name and mailing address of the incorporator is as follows:

Name:                                           Lindsay Lawai for InCorp. Services, Inc.

Mailing Address:                       2360 Corporate Circle, Suite 400, Henderson, NV 89074
SIXTH

A director of this Corporation shall not be personally liable to the Corporation or its stockholders for damages for any breach of duty in his/her capacity as a director, provided that such provision shall not eliminate or limit the liability of a director:

(i)	for any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(ii)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)	under Section 174 of the DGCL; or

(iv)	for any transaction from which the director derived an improper personal benefit.

SEVENTH

The Corporation shall, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under the DGCL. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled whether as a matter of law, under any Bylaw of the Corporation, by agreement, by vote of stockholders or disinterested directors of the Corporation or otherwise.

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 3rd day of November, A.D. 2011.

By: /s/ LINDSAY LAWAI

Print Name of Incorporator:  Lindsay Lawai